Exhibit 23.3

Consent of Independent Auditor

We consent to the use in this Registration Statement on Form S-4 of HBT Financial, Inc., of our report dated February 28, 2025, with respect to the consolidated financial statements of CNB Bank Shares, Inc. and its subsidiary as of December 31, 2024 and for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2024 included therein. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

Forvis Mazars, LLP

Decatur, Illinois

December 3, 2025

Forvis Mazars, LLP is an independent member of Forvis Mazars Global Limited